SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF

SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Burlington Industries, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	56-1584586
(State of Incorporation	(I.R.S. Employer
or Organization)	Identification No.)

3300 West Friendly Avenue
Greensboro, North Carolina	27410
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the

registration of a class of securities

pursuant to Section 12(b) of the

Exchange Act and is effective

pursuant to General Instruction

A.(c), please check the following

box. ☒

If this form relates to the

registration of a class of securities

pursuant to Section 12(g) of the

Exchange Act and is effective

Pursuant to General Instruction

A.(d), please check the following

box. ☐

Securities Act registration statement file number to which this form relates:

(If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
None	Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

Item 1. Description of Registrant’s Securities to be Registered

On February 11, 2003, the Board of Directors of Burlington Industries, Inc. (the “Company”) approved Amendment No. 2, dated as of February 11, 2003 (the “Amendment”), to the Rights Agreement, dated as of December 3, 1997 and amended and restated on February 4, 1999 (the “Rights Agreement”), between the Company and Wachovia Bank, N.A., as rights agent (the “Rights Agent”). The Amendment made the provisions of the Rights Agreement inapplicable to the transactions contemplated by the Stock Purchase and Sale Agreement, dated as of February 11, 2003, between the Company and Berkshire Hathway, Inc., a Delaware corporation.

The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, a copy of which has been filed as an exhibit hereto and is incorporated herein by this reference. Copies of the Rights Agreement, and the related Summary of Preferred Stock Purchase Rights, which is attached as Exhibit B to the Rights Agreement, are available free of charge from the Company.

Item 2. Exhibits

Number	Description

4.1

Amendment No. 2, dated as of February 11, 2003, to the Rights Agreement, dated as of December 3, 1997 and amended and restated on February 4, 1999, between the Company and Wachovia Bank, N.A., as rights agent.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

BURLINGTON INDUSTRIES, INC.

By:	/s/ JOHN D. ENGLAR
Name: John D. Englar Title: Senior Vice President, Corporate Development and Law

Date: February 12, 2003

EXHIBIT INDEX

Number	Description

4.1

Amendment No. 2, dated as of February 11, 2003, to the Rights Agreement, dated as of December 3, 1997 and amended and restated on February 4, 1999, between the Company and Wachovia Bank, N.A., as rights agent.